SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MARLIN BUSINESS SERVICES CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road
Mount Laurel, NJ 08054

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 26, 2005

To the Shareholders of Marlin Business Services Corp.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, will be held on May 26, 2005, at 9:00 a.m. at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, for the following purposes:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed April 15, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournment thereof.

By order of the Board of Directors

/s/ GEORGE D. PELOSE

George D. Pelose
Secretary

Your vote is important, regardless of the number of shares you own. Even if you plan to attend the meeting, please date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and return it promptly in the enclosed envelope. A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person.

Dated: April 25, 2005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Proxy Statement
Introduction
Proxies and voting procedures
Governance of the Corporation
Election of Directors
Executive Officers
Security Ownership of Certain Beneficial Owners and Management
Compensation and Plan Information
Report of the Compensation Committee on Executive Compensation
Compensation Committee Interlocks and Insider Participation
Report of the Audit Committee
Independent Registered Public Accountants
Certain Relationships and Related Transactions
Shareholder Return Performance Graph
Section 16(a) Beneficial Ownership Reporting Compliance
Shareholder Proposals
Additional Information
Other Matters

MARLIN BUSINESS SERVICES CORP.

300 Fellowship Road
Mount Laurel, NJ 08054

Proxy Statement

Introduction

This Proxy Statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors of Marlin Business Services Corp. (the “Corporation”), a Pennsylvania corporation, to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) of the Corporation to be held on Thursday, May 26, 2005, at 9:00 a.m., at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, 08054, or at any adjournment or postponement thereof, for the purposes set forth below:

1.	To elect a Board of Directors of seven (7) directors to serve until the next annual meeting of shareholders of the Corporation and until their successors are elected and qualified; and

2.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy Statement and related proxy card have been mailed on or about April 25, 2005, to all holders of record of common stock of the Corporation as of the record date. The Corporation will bear the expense of soliciting proxies. The Board of Directors of the Corporation has fixed the close of business on April 15, 2005, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. The Corporation has only one class of common stock, of which there were 11,619,665 shares outstanding as of April 15, 2005.

Proxies and voting procedures

Each outstanding share of common stock of the Corporation will entitle the holder thereof to one vote on each separate matter presented for vote at the Annual Meeting. Votes cast at the meeting and submitted by proxy are counted by the inspectors of the meeting who are appointed by the Corporation.

You can vote your shares by properly executing and returning a proxy in the enclosed form. The shares represented by such proxy will be voted at the Annual Meeting and any adjournment or postponement thereof. If you specify a choice, the proxy will be voted as specified. If no choice is specified, the shares represented by the proxy will be voted for the election of all of the director nominees named in the Proxy Statement and in accordance with the judgment of the persons named as proxies with respect to any other matter which may come before the meeting. If you are the shareholder of record, you can also choose to vote in person at the Annual Meeting.

A proxy may be revoked before exercise by notifying the Secretary of the Corporation in writing or in open meeting, by submitting a proxy of a later date or attending the meeting and voting in person. You are encouraged to date and sign the enclosed proxy form, indicate your choice with respect to the matters to be voted upon, and promptly return it to the Corporation.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct how your broker votes your shares. You are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the Annual Meeting unless you obtain a proxy executed in your favor from the holder of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee to vote your shares.

Quorum and voting requirements

The presence, in person or by proxy, of shareholders entitled to cast a majority of the votes which shareholders are entitled to cast on each matter to be voted upon at the meeting will constitute a quorum for the meeting. If, however, the meeting cannot be organized because a quorum is not present, in person or by proxy, the shareholders entitled to vote and present at the meeting will have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine. Those who attend or participate at a meeting that has been previously adjourned for lack of a quorum, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors.

At the Annual Meeting, in connection with the election of the directors, you will be entitled to cast one vote for each share held by you for each candidate nominated, but will not be entitled to cumulate your votes. Votes may be cast in favor of or withheld with respect to each candidate nominated. The seven (7) director nominees receiving the highest number of votes will be elected to the Board of Directors. Votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum.

Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Brokers will have this discretionary authority with respect to the election of directors. As a result, where brokers submit proxies but are otherwise prohibited and thus must refrain from exercising discretionary authority in voting shares on certain matters for beneficial owners who have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have no effect in the outcome of the election of directors.

As to all other matters properly brought before the meeting, the majority of the votes cast at the meeting, present in person or by proxy, by shareholders entitled to vote thereon will decide any question brought before the Annual Meeting, unless the question is one for which, by express provision of statute or of the Corporation’s Articles of Incorporation or Bylaws, a different vote is required. Generally, abstentions and broker non-votes on these matters will have the same effect as a negative vote because under the Corporation’s Bylaws, these matters require the affirmative vote of the holders of a majority of the Corporation’s common stock, present in person or by proxy at the Annual Meeting. Broker non-votes and abstentions will be counted, however, for purposes of determining whether a quorum is present.

Governance of the Corporation

Board of Directors

Currently, our Board of Directors has seven (7) members. The Board has affirmatively determined that John J. Calamari, Lawrence J. DeAngelo, Kevin J. McGinty, James W. Wert and Loyal W. Wilson are each independent directors within the meaning of Rule 4200(a)(15) of the National Association of Securities Dealers’ (“NASD”) listing standards. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit Committee, Compensation Committee and Nominating and Governance Committee.

In 2004, the Board of Directors established the position of Lead Independent Director, and unanimously elected Kevin J. McGinty to the position. The duties of the Lead Independent Director include providing the Chairman with input as to the preparation of the agendas for the Board of Director and Committee meetings, serving as the principal liaison between the independent directors and executive management of the Corporation, being available for consultation and direct communication with major shareholders as necessary, and coordinating and moderating regularly scheduled executive sessions of the Board’s independent directors.

Committees

The Corporation has three ongoing Committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee.

Audit Committee. The Audit Committee of the Board currently consists of three independent directors: Messrs. Calamari (chairman), McGinty and Wert. The Board has determined that Messrs. Calamari and Wert each qualify as an audit committee financial expert as defined under current SEC rules and regulations and NASD listing standards, and that the members of the Audit Committee satisfy the independence and other requirements for audit committee members under such rules, regulations and listing standards. The Audit Committee’s primary purpose is to assist the Board in overseeing and reviewing: 1) the integrity of the Corporation’s financial reports and financial information provided to the public and to governmental and regulatory agencies; 2) the adequacy of the Corporation’s internal accounting systems and financial controls; 3) the annual independent audit of the Corporation’s financial statements, including the independent auditor’s qualifications and independence; and 4) the Corporation’s compliance with law and ethics programs as established by management and the Board. In this regard, the Audit Committee, among other things, (a) has sole authority to select, evaluate, terminate and replace the Corporation’s independent auditors; (b) has sole authority to approve in advance all audit and non-audit engagement fees and terms with the Corporation’s independent auditors; and (c) reviews the Corporation’s audited financial statements, interim financial results, public filings and earnings press releases prior to issuance, filing or publication. The Board has adopted a written charter for the Audit Committee, which is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com. The Corporation’s website is not part of this Proxy Statement and references to the Corporation’s website address are intended to be inactive textual references only.

Compensation Committee. The Compensation Committee of the Board currently consists of three independent directors: Messrs. McGinty (chairman), DeAngelo and Wilson. The functions of the Compensation Committee include: 1) evaluating the performance of the Corporation’s named executive officers and approving their compensation; 2) preparing an annual report on executive compensation for inclusion in the Corporation’s proxy statement; 3) reviewing and approving compensation plans, policies and programs, considering their design and competitiveness; and 4) reviewing the Corporation’s non-employee independent director compensation levels and practices and recommending changes as appropriate. The Compensation Committee reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and recommends to the Board the chief executive officer’s compensation levels based on its evaluation. The Compensation Committee also administers the Corporation’s 2003 Equity Compensation Plan and 2003 Employee Stock Purchase Plan. The Compensation Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com.

Nominating and Governance Committee. The Nominating and Governance Committee of the Board (the “Nominating Committee”) currently consists of three independent directors: Messrs. DeAngelo (chairman), McGinty and Wert. The Nominating Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and proposing a slate of nominees for election as directors at the Corporation’s annual meeting of shareholders. The Nominating Committee is responsible for reviewing and making recommendations on matters involving general operation of the Board and its Committees, and will annually recommend to the Board nominees for each Committee of the Board. The Nominating Committee is governed by a written charter that is accessible on the investor relations page of the Corporation’s website at www.marlincorp.com.

The Nominating Committee has determined that no one single criteria should be given more weight than any other criteria when it considers the qualifications of a potential nominee to the Board. Instead, it believes that it should consider the total “skills set” of an individual. In evaluating an individual’s “skills set,” the Nominating Committee will consider a variety of factors, including, but not limited to, the potential nominee’s background, education, character, integrity, judgment, general business experience, and relevant industry experience. The Nominating Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from existing directors and officers of the Corporation and reviewing the Director and Committee Assessments completed by the directors. The Corporation does not currently pay any fees to third parties to assist in identifying or evaluating potential nominees, but the Corporation may seek such assistance in the future.

The Nominating Committee will also consider recommendations from shareholders regarding potential director candidates provided that such recommendations are made in compliance with the nomination procedures set forth in the Corporation’s Bylaws. The procedures in the Corporation’s Bylaws require the shareholder to submit written notice of the proposed nominee to the Secretary of the Corporation no less than 90 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. To be in proper form, such written notice must include, among other things, (i) the name, age, business address and residence of the proposed nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such nominee, and (iv) any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. In addition, as to the shareholder giving the notice, the notice must also provide (a) such shareholder’s name and record address, (b) the class and number of shares of capital stock of the Corporation owned beneficially or of record by such shareholder, (c) a description of all arrangements or understandings between such shareholder and each proposed nominee and any other persons (including their names) pursuant to which the nominations are to be made by such shareholder, (d) a representation that such shareholder (or his or her authorized representative) intends to appear in person or by proxy at the meeting to nominate the persons named in the notice, and (e) any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors. If the shareholder of record is not the beneficial owner of the shares, then the notice to the Secretary of the Corporation must include the name and address of the beneficial owner and the information referred to in clauses (c) and (e) above (substituting the beneficial owner for such shareholder).

Whistleblower Procedures

The Corporation has established procedures that provide employees with the ability to make anonymous submissions directly to the Audit Committee regarding concerns about accounting or auditing matters. The independent directors that comprise the Audit Committee will review, investigate and, if appropriate, respond to each submission made. Additionally, the Corporation has reminded employees of its policy to not retaliate or take any other detrimental action against employees who make submissions in good faith.

Code of Ethics and Business Conduct

All of the Corporation’s directors, officers and employees (including its senior executive, financial and accounting officers) are held accountable for adherence to the Corporation’s Code of Ethics and Business Conduct (the “Code”). The Code is posted on the investor relations section of the Corporation’s website at www.marlincorp.com. The purpose of the Code is to establish standards to deter wrongdoing and promote honest and ethical behavior. The Code covers many areas of professional conduct, including compliance with laws, conflicts of interest, fair dealing, financial reporting and disclosure, confidential information and proper use of the Corporation’s assets. Employees are obligated to promptly report any known or suspected violation of the Code through a variety of mechanisms made available by the Corporation. Waiver of any provision of the Code for a director or executive officer (including the senior executive, financial and accounting officers) may only be granted by the Board of Directors or the Audit Committee.

Board and Committee meetings

From January 1, 2004 through December 31, 2004, there were seven meetings of the Board of Directors, eight meetings of the Audit Committee, three meetings of the Compensation Committee and three meetings of the Nominating Committee. Each Director attended at least 75% of the aggregate number of meetings of our Board and Board Committees on which they served.

Directors are encouraged, but not required, to attend annual meetings of the Corporation’s shareholders. Except for Mr. Wert, each director attended the Corporation’s 2004 Annual Meeting of Shareholders.

Communications with the Board

Shareholders may communicate with the Board or any of the directors by sending written communications addressed to the Board or any of the directors, c/o Corporate Secretary, Marlin Business Services Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. All communications are compiled by the Corporate Secretary and forwarded to the Board or the individual director(s) accordingly.

Directors’ compensation

The non-employee independent members of the Corporation’s Board of Directors receive compensation of $3,750 per quarter for their service on the Board of Directors. Non-employee independent members of the Board of Directors are granted an option to purchase 5,000 shares of our common stock upon their initial appointment or election to the Board. These options vest in four equal annual installments. In addition, non-employee independent members of the Board of Directors are eligible to receive annual grants of 1,500 options under the Corporation’s 2003 Equity Compensation Plan. The annual option grants vest in one year over four equal quarterly installments. The per share exercise price of all options granted to non-employee independent members of the Board of Directors is equal to the fair market value per share on the date the option is granted.

The chairman of the Audit Committee receives additional compensation of $2,500 per quarter and the other members of the Audit Committee receive additional compensation of $1,500 per quarter for their service on the Audit Committee. The chairman of the Compensation Committee receives additional compensation of $750 per quarter and the other members of the Compensation Committee receive additional compensation of $500 per quarter for their service on the Compensation Committee. The Lead Independent Director receives additional compensation of $6,250 per quarter.

Election of Directors

Nominees for election

In general, the Corporation’s directors are elected at each annual meeting of shareholders. Currently, the number of directors of the Corporation is seven (7). Accordingly, at the Annual Meeting, the Corporation’s shareholders are being asked to elect seven (7) directors to serve until the next annual meeting of shareholders and until their successors are elected and qualified, or until their earlier death, resignation or removal. The nominees receiving the greatest number of votes at the Annual Meeting up to the number of authorized directors will be elected.

The seven (7) nominees for election as directors at the Annual Meeting as set forth in the following table are all incumbent directors, having been previously elected by the Corporation’s shareholders. Each of the nominees has consented to serve as a director if elected. Except to the extent that authority to vote for any directors is withheld in a proxy, shares represented by proxies will be voted FOR such nominees. In the event that any of the nominees for director should, before the Annual Meeting, become unable to serve if elected, shares represented by proxies will be voted for such substitute nominees as may be recommended by the Corporation’s existing Board, unless other directions are given in the proxies. To the best of the Corporation’s knowledge, all the nominees will be available to serve.

The following biographical information is furnished with respect to the seven (7) nominees for election at the Annual Meeting as of March 1, 2005:

			Director
Name	Age	Principal Occupation	Since[1]

Daniel P. Dyer	46	CEO of Marlin Business Services Corp.	1997
Gary R. Shivers	49	President of Marlin Business Services Corp.	1997
John J. Calamari	50	Senior Vice President, Corporate Controller of Radian Group Inc.	2003
Lawrence J. DeAngelo	38	Managing Director of Peachtree Equity Partners	2001
Kevin J. McGinty	56	Managing Director of Peppertree Partners LLC	1998
James W. Wert	58	President & CEO of Clanco Management Corp.	1998
Loyal W. Wilson	57	Managing Director of Primus Venture Partners, Inc.	1998

1     Represents when the Director first joined the Board of Directors of Marlin Business Services Corp. or its subsidiary, Marlin Leasing Corporation.

Daniel P. Dyer has been Chairman of the Board of Directors and Chief Executive Officer since co-founding our Corporation in 1997. Prior to that, from 1986 to 1997, Mr. Dyer served in a number of positions, most recently as Senior Vice President and Chief Financial Officer of Advanta Business Services, where he was responsible for financial and treasury functions. Mr. Dyer is a Board Trustee of the Equipment Leasing & Finance Foundation and a participant in the Equipment Leasing Association (“ELA”) Future Council Roundtable. Mr. Dyer received his undergraduate degree in accounting and finance from Shippensburg University and is a licensed certified public accountant.

Gary R. Shivers has been President and Director since co-founding our Corporation in 1997. Prior to that, from 1986 to 1997, Mr. Shivers served in a number of positions, most recently as Senior Vice President and General Manager of the Equipment Leasing Division for Advanta Business Services, where he was involved in strategic planning, sales and marketing, credit and collections and asset management. Mr. Shivers is a former member of the Small Ticket Council of the ELA and a participant in the ELA Future Council Roundtable. Mr. Shivers received his undergraduate degree in business administration and his MBA from LaSalle University.

John J. Calamari has been a Director since November 2003. Mr. Calamari is Senior Vice President, Corporate Controller of Radian Group Inc. where he oversees Radian’s global controllership functions, a position he has held since joining Radian in September 2001. Prior to that time, Mr. Calamari was a consultant to the financial services industry from 1999 to August 2001, where he structured new products and strategic alliances and established financial and administrative functions and engaged in private equity financing for startup enterprises. Mr. Calamari served as Chief Accountant of Advanta from 1988 to 1998, as Chief Financial Officer of Chase Manhattan Bank Maryland and Controller of Chase Manhattan Bank (USA) from 1985 to 1988 and as Senior Manager at Peat, Marwick, Mitchell & Co. (now KPMG LLP) prior to 1985. In addition, Mr. Calamari served as a director of Advanta National Bank and Advanta Bank USA. Mr. Calamari received his undergraduate degree in accounting from St. John’s University in 1976.

Lawrence J. DeAngelo has been a Director since July 2001. Mr. DeAngelo is a Managing Director of Peachtree Equity Partners, a private equity firm based in Atlanta, Georgia. Prior to co-founding Peachtree in April 2002, Mr. DeAngelo held numerous positions at Wachovia Capital Associates, the private equity investment group of Wachovia Bank, from 1996 to April 2002, the most recent of which was Managing Director. From 1995 to 1996, Mr. DeAngelo worked at Seneca Financial Group, and from 1992 to 1995,

Mr. DeAngelo worked in the Corporate Finance Department at Kidder, Peabody & Co. From 1990 to 1992, Mr. DeAngelo attended business school. From 1988 to 1990, Mr. DeAngelo was a management consultant with Peterson & Co. Consulting. Mr. DeAngelo received his undergraduate degree in economics from Colgate University and his MBA from the Yale School of Management.

Kevin J. McGinty has been a Director since February 1998. Mr. McGinty is a Managing Director and co-founder of Peppertree Partners LLC. Prior to founding Peppertree in January 2000, Mr. McGinty served as a Managing Director of Primus Venture Partners during the period from 1990 to December 1999. In both organizations Mr. McGinty was involved in private equity investing, both as a principal and as a limited partner. From 1970 to 1990, Mr. McGinty was employed by Society National Bank, now KeyBank, N.A., where in his final position he was an Executive Vice President. Mr. McGinty received his undergraduate degree in economics from Ohio Wesleyan University and his MBA in finance from Cleveland State University.

James W. Wert has been a Director since February 1998. Mr. Wert is President and CEO of Clanco Management Corp., which is headquartered in Cleveland, Ohio. Prior to joining Clanco in May 2000, Mr. Wert served as Chief Financial Officer and then Chief Investment Officer of KeyCorp, a financial services company based in Cleveland, Ohio, and its predecessor, Society Corporation, until 1996, after holding a variety of capital markets and corporate banking leadership positions spanning his 25 year banking career. Mr. Wert also serves as Vice Chairman and Director of Park-Ohio Holdings, Inc., and is a Director of Continental Global Group, Inc. and Paragon Holdings, Inc. Mr. Wert received his undergraduate degree in finance from Michigan State University in 1971 and completed the Stanford University Executive Program in 1982.

Loyal W. Wilson has been a Director since February 1998. Mr. Wilson is a Managing Director of Primus Venture Partners, Inc., a Cleveland, Ohio-based venture capital firm that invests in private companies at all stages of development. Mr. Wilson has been a Managing Partner of Primus Venture Partners since 1983 and a Managing Director since 1993. From 1973 to 1983, Mr. Wilson was employed by First Chicago Corporation. Mr. Wilson also serves on the board of directors of Corinthian Colleges, Inc. and STERIS Corporation. Mr. Wilson received his undergraduate degree in economics from the University of North Carolina at Chapel Hill and his MBA from Indiana University.

Recommendation of the board

The Board recommends that the shareholders vote “FOR” the seven (7) nominees listed above. Proxies received will be so voted unless shareholders specify otherwise in the proxy.

Executive Officers

The following table provides information, as of March 1, 2005, about the Corporation’s executive officers.

		Principal Occupation for the Past Five Years and
Name	Age	Position Held with the Corporation and its Subsidiaries

Daniel P. Dyer	46	Mr. Dyer has been Chairman of the Board of Directors and Chief Executive Officer since co-founding our Corporation in 1997. Prior to that, from 1986 to 1997, Mr. Dyer served in a number of positions, most recently as Senior Vice President and Chief Financial Officer of Advanta Business Services, where he was responsible for financial and treasury functions. Mr. Dyer is a Board Trustee of the Equipment Leasing & Finance Foundation and a participant in the Equipment Leasing Association (“ELA”) Future Council Roundtable. Mr. Dyer received his undergraduate degree in accounting and finance from Shippensburg University and is a licensed certified public accountant.
Gary R. Shivers	49	Mr. Shivers has been President and Director since co-founding our Corporation in 1997. Prior to that, from 1986 to 1997, Mr. Shivers served in a number of positions, most recently as Senior Vice President and General Manager of the Equipment Leasing Division for Advanta Business Services, where he was involved in strategic planning, sales and marketing, credit and collections and asset management. Mr. Shivers is a former member of the Small Ticket Council of the ELA and a participant in the ELA Future Council Roundtable. Mr. Shivers received his undergraduate degree in business administration and his MBA from LaSalle University.
George D. Pelose	40	Mr. Pelose has been our Senior Vice President, General Counsel and Secretary since 1999. Prior to that, from 1997 to 1999, Mr. Pelose was an attorney with Merrill Lynch Asset Management, providing legal and transactional advice to a portfolio management team that invested principally in bank loans and high-yield debt securities. From 1994 to 1997, Mr. Pelose was an associate at Morgan, Lewis & Bockius LLP in the firm’s Business & Finance section where he worked on a variety of corporate transactions, including financings, mergers, acquisitions, private placements and public offerings. From 1991 to 1994, Mr. Pelose attended law school. From 1986 to 1991, Mr. Pelose was a corporate loan officer in the commercial lending division of PNC Bank. Mr. Pelose received both his undergraduate degree in economics and his law degree from the University of Pennsylvania, both with honors. Mr. Pelose is licensed to practice law in New Jersey and Pennsylvania.
Bruce E. Sickel	44	Mr. Sickel has been our Senior Vice President and Chief Financial Officer since September 2003. Prior to that, from 1990 to August 2003, Mr. Sickel was a founder of Premier Bancorp, a Pennsylvania financial holding company of Premier Bank, where he served as Chief Financial Officer and Director from its inception through the sale of the company in August 2003. From 1987 to 1990, Mr. Sickel was Senior Vice President and Controller of Horizon Financial F.A., diversified thrift institution. From 1982 to 1987, Mr. Sickel worked in the audit department of Peat, Marwick, Mitchell & Co. (now KPMG LLP), rising to the level of audit manager. Mr. Sickel received his undergraduate degree in finance and accounting from Juniata College and is a Certified Public Accountant and Chartered Financial Analyst.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 1, 2005, by:

•	each person or entity known by us to own beneficially more than 5% of our stock;

•	each of our named executive officers in the Summary Compensation Table below;

•	each of our directors; and

•	all of our directors and executive officers as a group.

Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be the beneficial owner of securities as to which such person has no economic interest.

	Number of Shares	Percent
Name of Beneficial Owner	Beneficially Owned	of Class

Executive Officers and Directors
Daniel P. Dyer[1,2]	457,094	3.9%
Gary R. Shivers[1,3]	376,183	3.2
George D. Pelose[1,4]	145,568	1.2
Bruce E. Sickel[1,5]	30,242	*
John J. Calamari[1,6]	4,375	*
Lawrence J. DeAngelo[1,6,7]	2,312,309	19.9
Kevin J. McGinty[1,8]	31,416	*
James W. Wert[1,9]	30,416	*
Loyal W. Wilson[1,6,10]	1,987,388	17.1
All executive officers and directors as a group (9 persons)[1,11]	5,374,991	44.6
5% Shareholders
Primus Venture Partners IV, Inc.[10]	1,985,013	17.1
5900 Landerbrook Dr., Ste. 200 Cleveland, OH 44124-4020
Peachtree Equity Investment Management, Inc.[7]	2,309,934	19.9
1170 Peachtree St., Ste. 1610 Atlanta, GA 30309
RS Investment Management Co. LLC[12]	811,945	7.0
388 Market Street, Ste. 200 San Francisco, CA 94111
Century Capital Management LLC[13]	819,230	7.1
100 Federal Street Boston, MA 02110
The Northwestern Mutual Life Insurance Company[14]	596,500	5.1
720 East Wisconsin Avenue Milwaukee, WI 53202

* Represents less than 1%.

1     Does not include options vesting more than 60 days after March 1, 2005 held by Mr. Dyer (64,064), Mr. Shivers (52,641), Mr. Pelose (54,885), Mr. Sickel (37,075), Mr. Calamari (4,125), Mr. DeAngelo

(4,125), Mr. McGinty (7,275), Mr. Wert (7,275) and Mr. Wilson (4,125). Does include, where applicable, shares held in the 2003 Employee Stock Purchase Plan and restricted shares awarded under the 2003 Equity Compensation Plan.

2     Includes options to purchase 115,755 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2005.

3     Includes options to purchase 115,630 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2005.

4     Includes options to purchase 126,416 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2005.

5     Includes options to purchase 7,750 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2005.

6     Includes options to purchase 2,375 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2005.

7     The shares reported as beneficially owned by Peachtree Equity Investment Management, Inc. are based on a Schedule 13G filed jointly by such entity and WCI (Private Equity) LLC (“WCI”), Matthew J. Sullivan and Lawrence J. DeAngelo with the Securities and Exchange Commission on February 17, 2004. The shares are reported as directly owned by WCI, whose sole manager is Peachtree Equity Investment Management, Inc. (the “Manager”). The Manager could be deemed to be an indirect beneficial owner of the reported shares, and could be deemed to share such beneficial ownership with WCI. Matthew J. Sullivan and Lawrence J. DeAngelo are directors of the Manager, and could be deemed to be indirect beneficial owners of the reported shares, and could be deemed to share such indirect beneficial ownership with the Manager and WCI. Messrs. Sullivan and DeAngelo disclaim beneficial ownership of the reported shares except to the extent of their pecuniary interest therein.

8     Includes options to purchase 30,416 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2005.

9     Consists of options to purchase 30,416 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2005.

10     The shares reported as beneficially owned by Primus Venture Partners IV, Inc. are based on an amendment to a Schedule 13G filed jointly by Primus Capital Fund IV Limited Partnership (“PCF IV LP”), Primus Venture Partners IV Limited Partnership (“PVP IV LP”) and Primus Venture Partners IV, Inc. (“PVP IV Inc.”) with the Securities and Exchange Commission on February 16, 2005. Each such reporting person has reported that, as of December 31, 2004, they held shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares as follows: (i) PCF IV LP has shared power to vote and to dispose of 1,905,612 shares currently held by PCF IV LP; (ii) PVP IV LP, as the sole general partner of PCF IV LP, may be deemed to have shared power to vote and to dispose of 1,905,612 shares currently held by PCF IV LP. In addition, PVP IV LP is also the sole general partner of Primus Executive Fund Limited Partnership (“PEF LP”) and, in such capacity, may be deemed to have shared power to vote and dispose of the 79,401 shares currently held by PEF LP; (iii) PVP IV Inc., as the sole general partner of PVP IV LP, may be deemed to have the shared power to vote and to dispose of 1,905,612 shares currently held by PCF IV LP and the 79,401 shares currently held by PEF LP. Loyal Wilson may be deemed to have shared power to vote and to dispose of the shares along with the four other shareholders and directors of PVP IV Inc. Each of PCF IV LP, PVP IV LP and PVP IV Inc. disclaims beneficial ownership of any shares beneficially owned by each other entity. Mr. Wilson also disclaims beneficial ownership of all shares held by PCF IV LP and PEF LP, except to the extent of his pecuniary interest therein.

11     Includes options to purchase 433,508 shares that are currently exercisable or will become exercisable within 60 days following March 1, 2005.

12     The shares reported as beneficially owned by RS Investment Management Co. LLC are based on a Schedule 13G filed jointly by RS Investment Management Co. LLC (“RS LLC”), RS Investment Management, L.P. (“RS L.P.”) and George R. Hecht (“Hecht”) on February 14, 2005. Each such reporting person has reported that, as of December 31, 2004, they held shared power to vote or to direct the vote and shared power to dispose or to direct the disposition of the shares as follows: (i) RS LLC shared power to vote and to dispose of 811,945 shares; (ii) RS L.P. shared power to vote and to dispose of 809,215 shares; and (iii) Hecht shared power to vote and to dispose of 811,945 shares. RS LLC is the parent company of registered investment advisers whose clients have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares. No individual client’s holdings of the shares are more than five percent of the outstanding shares. RS L.P. is a registered investment adviser and a managing member of registered investment advisers. RS LLC is the General Partner of RS L.P. Hecht is a control person of RS LLC and RS L.P.

13     The shares reported as beneficially owned by Century Capital Management LLC (“Century”) are based on a Schedule 13G filed by Century on February 14, 2005. Century is a registered investment adviser, and the shares reported as beneficially owned are owned by various accounts managed by Century. Those accounts have the right to receive or the power to direct the receipt of, dividends from, and the proceeds from the sale of, such shares.

14     The shares reported as beneficially owned by The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”) are based on a Schedule 13G filed by Northwestern Mutual on February 10, 2005. Of the 596,500 shares reported as beneficially owned, 268,400 shares are owned directly by Northwestern Mutual. Northwestern Mutual may be deemed to be the indirect beneficial owner of the balance of such shares as follows: (i) 7,300 shares are owned by the Asset Allocation Portfolio and 216,920 shares are owned by the Small Cap Aggressive Growth Stock Portfolio of Northwestern Mutual Series Fund, Inc. (“Series Fund”), an affiliate of Northwestern Mutual and a registered investment company; (ii) 70,100 shares are owned by The Northwestern Mutual Life Insurance Company Group Annuity Separate Account (“GASA”); (iii) 7,500 shares are owned by the Asset Allocation Fund and 18,180 shares are owned by the Small Cap Growth Stock Fund of Mason Street Funds, Inc. (“Mason Street Funds”), an affiliate of Northwestern Mutual and a registered investment company; (iv) 1,700 shares are owned by Northwestern Long Term Care Insurance Company (“Long Term Care”), a wholly owned subsidiary of Northwestern Mutual; and (v) 6,400 shares are owned by Northwestern Mutual Life Foundation, Inc. (the “Foundation”), the charitable arm of Northwestern Mutual. Mason Street Advisors, LLC, a wholly owned company of Northwestern Mutual and a registered investment advisor, serves as an investment advisor to Northwestern Mutual, Series Fund, GASA, Mason Street Funds, Long Term Care and the Foundation, and it shares voting and investment power with respect to all of the aforementioned holdings. Mason Street Advisors, LLC’s principal place of business is 720 East Wisconsin Avenue, Milwaukee, Wisconsin, 53202. It is organized under Delaware law.

Compensation and Plan Information

Summary Compensation Table

The following table sets forth the compensation awarded or paid, or earned or accrued for services rendered to the Corporation in all capacities during the last three fiscal years by the Corporation’s Chief Executive Officer and its other three most highly compensated executive officers whose total salary and bonus exceed $100,000 in fiscal 2004. In accordance with SEC rules, the compensation described in the table does not include medical, group life insurance or other benefits which are available generally to all our salaried employees.

				Long Term Compensation

					Number of	Long Term
	Annual Compensation			Restricted	Securities	Incentive
				Stock	Underlying	Plan	All other
Name and Principal Position	Year	Salary	Bonus[1]	Awards[2]	Options	Payouts[3]	Compensation[4]

Daniel P. Dyer	2004	$275,000	$362,313	$525,930	20,000	$197,726	$12,091
Chairman of the Board of Directors	2003	232,961	233,750	—	13,650	—	12,354
and Chief Executive Officer	2002	210,577	118,000	—	14,000	—	7,118
Gary R. Shivers	2004	$250,000	$271,250	$393,745	15,000	$148,026	$11,867
President and Director	2003	207,739	175,000	—	13,650	—	10,271
	2002	185,577	103,500	—	14,000	—	5,990
George D. Pelose	2004	$235,000	$182,125	$193,879	12,500	$72,894	$8,486
Senior Vice President, General	2003	186,378	117,500	—	23,055	—	8,976
Counsel and Secretary	2002	168,192	81,500	—	28,000	—	5,989
Bruce E. Sickel[5]	2004	$190,000	$66,500	$213,745	10,000	$52,226	$4,100
Senior Vice President and	2003	59,923	23,750	—	30,000	—	—
Chief Financial Officer	2002	—	—	—	—	—	—

[1]	Figures represent bonuses earned in the year listed (but paid in first quarter of subsequent year). A portion of each executive’s bonus was paid in cash, and a portion was allocated to the purchase price of the executive’s TARSAP shares that vested on January 21, 2005 (see notes (2) and (3) below and the Report of the Compensation Committee on Executive Compensation herein). Of his $362,313 total bonus, Mr. Dyer received $187,000 in cash and $175,313 was applied toward the purchase of TARSAP shares. Of his $271,250 total bonus, Mr. Shivers received $140,000 cash and $131,250 was applied toward the purchase of TARSAP shares. Of his $182,125 total bonus, Mr. Pelose received $117,500 in cash and $64,625 was applied toward the purchase of TARSAP shares. Of his $66,500 total bonus, Mr. Sickel received $20,188 in cash and $46,312 was applied toward the purchase of TARSAP shares.

[2]	As noted in note (1) above, on March 9, 2004 Messrs. Dyer, Shivers, Pelose and Sickel each elected to receive a portion of their target bonus payments earned for each of the 2004, 2005 and 2006 fiscal years in restricted stock pursuant to the TARSAP (as described in the Report of the Compensation Committee on Executive Compensation). The executives’ election percentages of their target bonuses for 2004-2006 and the corresponding TARSAP shares granted are as follows: Mr. Dyer: 75%, 33,119 shares; Mr. Shivers: 75%, 24,795 shares; Mr. Pelose: 55%, 12,209 shares; Mr. Sickel: 75%, 13,460 shares. The dollar values of the restricted shares in the table above reflect the number of TARSAP shares granted times the grant date stock price of $15.88. This number also represents each executive’s aggregate purchase price for the restricted shares, which shall be paid from each executive’s bonus earned in 2004, 2005 and 2006. As noted in note (1), the following amounts were applied toward the aggregate purchase price of the TARSAP shares that vested on January 21, 2005 (for fiscal year 2004): Mr. Dyer — $175,313; Mr. Shivers — $131,250; Mr. Pelose — $64,625; and Mr. Sickel — $46,312.

[3]	Represents the value of the TARSAP restricted shares that vested on January 21, 2005 in connection with each executive earning all or a portion of his 2004 target bonus and allocating a portion thereof to the purchase of the TARSAP shares (see note (1) above). The number of TARSAP shares that vested on January 21, 2005 for each executive is as follows: Mr. Dyer — 11,040 shares; Mr. Shivers — 8,265 shares; Mr. Pelose — 4,070 shares; and Mr. Sickel — 2,916 shares. The total value of the vested shares in the table above was determined by using the market price $17.91 on the vesting date, January 21, 2005.

[4]	Includes contributions made by the Corporation to the 401(k) plan on behalf of the named officers and reimbursement of life and disability insurance premiums pursuant to the employment agreements with Messrs. Dyer, Shivers and Pelose.

[5]	Mr. Sickel’s employment with the Corporation commenced on September 2, 2003.

Employment agreements

The Corporation has entered into employment agreements with Messrs. Dyer, Shivers and Pelose, the terms of which are substantially similar to each other. The agreements require the executives to devote substantially all of their business time to their employment duties. Each agreement had an initial two year term that automatically extends on each anniversary of the effective date of the agreement for successive one-year terms unless either party to the agreement provides 90 days’ notice to the other party that they do not wish to renew the agreement. The agreements currently run through November 2006.

The employment agreements provide for the following minimum base salaries: Daniel P. Dyer, $275,000; Gary R. Shivers, $250,000; and George D. Pelose, $235,000. The Compensation Committee will review these salaries at least annually for consideration of increase based on merit and competitive market factors. In January 2005, the Compensation Committee increased Mr. Dyer’s base salary to $300,000 (effective November 2004, the anniversary date of Mr. Dyer’s employment agreement). The employment agreements also provide for the following target bonuses as a percentage of base salary: Daniel P. Dyer, 85%; Gary R. Shivers, 70%; and George D. Pelose, 50%. The executives are eligible for awards under the 2003 Equity Compensation Plan and any other equity incentive plan the Corporation maintains. The executives may participate in benefit plans the Corporation maintains for its employees and are entitled to receive additional life and disability insurance benefits in amounts referenced in the employment agreements.

The Corporation may terminate the employment agreements for or without cause. A termination for cause requires a vote of two-thirds of our directors and prior written notice to the executive providing an opportunity to remedy the cause. Cause generally means: 1) willful fraud or material dishonesty by the executive in connection with the performance of his employment duties; 2) grossly negligent or intentional failure by the executive to substantially perform his employment duties; 3) material breach by the executive of certain protective covenants (as described below); or 4) the conviction of, or plea of nolo contendere to, a charge of commission of a felony by the executive.

The executive may terminate his employment agreement with or without good reason. A termination by the executive for good reason requires prior written notice providing the Corporation with the opportunity to remedy the good reason. Good reason generally means: 1) a material diminution in title or a material change in authority, duties, responsibilities or reporting lines not approved in writing by the executive; 2) a breach by the Corporation of its material obligations under the employment agreement; 3) the relocation of the Corporation’s principal office to a location more than 25 miles from Mt. Laurel, New Jersey, which is not approved by the executive; 4) any reduction in the executive’s base salary or target bonus percentage, or a material reduction in benefits; 5) the occurrence of a change in control (as defined in the agreements); or 6) a written notice of non-extension of the employment agreement given by the Corporation.

If the executive’s employment ends for any reason, the Corporation will pay accrued salary, bonuses and incentive payments already determined and other existing obligations. In addition, if the Corporation terminates the executive’s employment without cause or if the executive terminates his employment with good reason, the Corporation will be obligated to pay the executive an amount equal to two times the sum of the executive’s then current base salary plus the average bonus earned by the executive for the two preceding fiscal years payable over an 18-month period; provided, however, that such amount shall be paid to the executive in a lump sum if such termination occurs six months prior to or following a change in control. In addition, the executive will be entitled to the continuation of the benefits in place at the time of termination for two years thereafter. In the event of a termination by the Corporation for any reason other than for cause, all of the options, restricted stock and other stock incentives granted to the executive will become fully vested, and the executive will have up to two years in which to exercise all vested options that were granted after the commencement of the employment agreement. If any payments due to the executive under the employment agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Corporation will be required to gross up the executive’s payments for the amount of the excise tax plus the amount of income and other taxes due as a result of the gross up payment.

Upon termination of the employment agreement, the executive will be subject to certain protective covenants. If the Corporation terminates the executive’s employment without cause or if the executive terminates his employment with good reason, the executive will be prohibited from competing with the Corporation and from soliciting its customers for an 18-month period; provided that such period shall be 12 months for all other terminations. In addition, for a 24-month period after termination of employment, the executive is prohibited from hiring the Corporation’s employees.

Option Grants in Last Fiscal Year

The following table sets forth, for the year ended December 31, 2004, certain information regarding options granted to each of the named executive officers, including the potential realizable value over the ten-year term of the options, based upon assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

	Individual Grants
					Potential Realizable
		Percentage			Value at Assumed
		of Total			Annual Rates of Stock
	Number of	Options			Price Appreciation
	Securities	Granted to	Exercise		for Option Term
	Underlying Options	Employees	Price (per	Expiration
Name	Granted in 2004	in 2004	share)	Date[1]	5%	10%

Daniel P. Dyer	20,000	9.66%	$18.80	1/28/14	$236,423	$599,120
Gary R. Shivers	15,000	7.25	18.80	1/28/14	177,318	449,340
George D. Pelose	12,500	6.04	18.80	1/28/14	147,765	374,450
Bruce E. Sickel	10,000	4.83	18.80	1/28/14	118,212	299,560

[1]	The expiration date of the options is ten years after the grant date. The options granted will vest and become exercisable over an eight year period at the following annual increments: 2.5% in first year; 5.0% in second year; 7.5% in third year; 10.0% in fourth year; 15.0% in fifth year; and 20.0% in each of the sixth, seventh and eighth years. On the date that the Corporation reports GAAP net income of $17.0 million or greater for a fiscal year, vesting of the options shall accelerate so that the remaining amount of unexercised shares from the seventh and eighth years of the vesting schedule shall become immediately exercisable.

Option Exercises in Last Fiscal Year and

Fiscal Year End Option Values

The following table contains information concerning option holdings of each of the named executive officers at December 31, 2004. None of these executive officers exercised any options during the year ended December 31, 2004.

			Number of Securities
			Underlying Unexercised		Value Of Unexercised
			Options at		In-the-Money Options at
			December 31, 2004		December 31, 2004[1]
	Shares Acquired	Value
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Daniel P. Dyer	—	—	108,343	50,047	$1,442,103	$352,192
Gary R. Shivers	—	—	108,343	45,047	1,442,103	351,192
George D. Pelose	—	—	115,839	56,216	1,488,220	502,015
Bruce E. Sickel	—	—	7,500	32,500	37,500	114,500

[1]	The value of in-the-money stock options at December 31, 2004 represents the difference or a portion of the difference between the exercise price of such options and the fair value of our common stock as of December 31, 2004. The fair value of our common stock on December 31, 2004 was $19.00, representing the closing price for that date as reported on The NASDAQ National Market. The actual value of in-the- money stock options will depend upon the trading price of our common stock on the date of sale of the underlying common stock and may be higher or lower than the amount set forth in the table above.

Long-Term Incentive Plan Awards in 2004

			Estimated Future Payouts Under
		Performance or	Non-Stock Price-Based
	Number of Shares,	Other Period Until	Plans (# of Shares)
	Units or Other	Maturation or
Name	Rights Granted[1]	Payout[1]	Threshold	Target	Maximum

Daniel P. Dyer	33,119	3/10 years	33,119	33,119	33,119
Gary R. Shivers	24,795	3/10 years	24,795	24,795	24,795
George D. Pelose	12,209	3/10 years	12,209	12,209	12,209
Bruce Sickel	13,460	3/10 years	13,460	13,460	13,460

[1]	On March 9, 2004, the above executive officers irrevocably elected to receive TARSAP shares in lieu of cash based on a percentage of their targeted annual bonus expected to be earned and paid for fiscal years 2004, 2005 and 2006 (see the Report of the Compensation Committee on Executive Compensation herein). The number of TARSAP shares awarded to the participant equals the aggregate total of the executive officer’s target bonus for 2004, 2005 and 2006 multiplied by the election percentage, and divided by the grant date market price of the common stock. On March 9, 2004, each of the executive officers elected to receive TARSAP shares at a grant date stock price of $15.88. The executives’ election percentages of their target bonuses for 2004-2006 are as follows: Mr. Dyer: 75%; Mr. Shivers: 75%; Mr. Pelose: 55%; and Mr. Sickel: 75%. Pursuant to each grant, a portion of the TARSAP shares vest on an accelerated basis if the participant earns a bonus in each year of the three year period. For each year of the three year period that the executive earns a bonus equal to or greater than his annual target bonus, one-third of the original grant of TARSAP shares vests on the day that the cash portion of such bonus is paid to the executive officer. On January 21, 2005, for fiscal year 2004, 11,040 shares of Mr. Dyer’s TARSAP shares vested; 8,265 shares of Mr. Shivers’ TARSAP shares vested; 4,070 shares of Mr. Pelose’s TARSAP shares vested; and 2,916 shares of Mr. Sickel’s TARSAP shares vested.

Securities Authorized for Issuance under Equity Compensation Plans

The following table discloses, as of December 31, 2004, the number of outstanding options and other rights granted by the Corporation to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by shareholders.

Number of Securities
Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued Upon	Weighted Average	Equity Compensation
	Exercise of	Exercise Price of	Plans Excluding
	Outstanding Options	Outstanding Options	Securities Reflected in
Plan Category	and Other Rights	and Other Rights	Column (a)

	(a)	(b)	(c)
Equity Compensation Plans Approved by Shareholders
2003 Equity Compensation Plan	1,095,520	$8.21	656,671
2003 Employee Stock Purchase Plan	None	n/a	160,882
Equity Compensation Plans Not Approved by Shareholders	None	n/a	None
Totals	1,095,520	$8.21	817,553

Report of the Compensation Committee on Executive Compensation

Compensation Committee Purpose. The purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to compensation of the Corporation’s Chief Executive Officer (“CEO”) and for individuals reporting directly to the CEO holding a position classified as Senior Vice President or higher (the “Executive Officers”) of the Corporation and to prepare an annual report on executive compensation for inclusion in the Corporation’s proxy statement in accordance with applicable laws, rules, regulations and requirements.

Compensation Philosophy. The Compensation Committee reviews, at least annually, the competitiveness of the Corporation’s executive compensation programs to ensure (a) the attraction and retention of Executive Officers, (b) the motivation of Executive Officers to achieve the Corporation’s business objectives, and (c) the alignment of the interests of Executive Officers with the long-term interests of the Corporation’s shareholders. The Committee’s overall goal is and will always be to provide compensation programs that provide strong incentive for superior results.

External Consultants. In 2004, the Compensation Committee engaged an independent consulting firm, Watson & Wyatt, to conduct a study of the Corporation’s Executive Officer compensation programs and strategies (the “Watson Study”). The Watson Study compared the Corporation’s executive compensation levels with that of (i) a peer group of companies with an equipment financing focus similar in size to the Corporation (the “peer group”) and (ii) other companies in similar growth and development stages as the Corporation (together with the peer group, the “comparison group”). The Compensation Committee considered the results of the Watson Study in evaluating and modifying the Corporation’s Executive Officer compensation program.

The Watson Study concluded that the Corporation’s Executive Officers are paid conservatively relative to the comparison group. The study noted that the Executive Officers’ base salaries are generally below the 50th percentile of the comparison group, but the competitiveness of the Executive Officers’ total annual cash compensation improves with above market bonus opportunities. The Watson Study further noted that the value of the existing long term incentives granted to the executives (primarily in the form of stock options) are below market levels.

In response to the findings of the Watson Study and in keeping with our philosophy of providing strong incentives for superior performance, the Compensation Committee has modified the structure of the

Corporation’s Executive Officer compensation programs. The elements of the compensation program for the Corporation’s Executive Officers consist of (i) a base salary, (ii) bonus components and (iii) stock-based incentive awards.

Base Salary. The Compensation Committee establishes base salaries that the Committee believes to be sufficient to attract and retain quality Executive Officers who can contribute to the long term success of the Corporation. The Committee determines the Executive Officer’s base salary through a thorough evaluation of a variety of factors, including the executive’s responsibilities, tenure, job performance and prevailing levels of market compensation.

Bonus. The annual incentive bonus awards are designed to reward the Executive Officer for the achievement of certain corporate and individual performance goals. Each year, the Compensation Committee reviews and approves goals for each Executive Officer, which include growth in pre-tax income, improvement in the efficiency ratio, and the achievement of business unit and individual goals. The Compensation Committee sets threshold, target and maximum goals for each objective. These goals and criteria have been discussed and reviewed by the entire Board of Directors of the Corporation.

Stock-based Incentive Awards. The Compensation Committee believes that share ownership provided by equity-based compensation emphasizes and reinforces the mutuality of interest among the Executive Officers and shareholders. After each fiscal year, the Compensation Committee reviews and approves stock-based awards for the Executive Officers based primarily on the Corporation’s results for the year and the executive’s individual contribution to those results. Historically, the Corporation used only stock option grants for this purpose. In 2004, the Compensation Committee adopted a Time Accelerated Restricted Stock Award Program (“TARSAP”) under the Corporation’s 2003 Equity Compensation Plan.

The TARSAP offers participants the opportunity to irrevocably elect to receive up to 75% of his target bonuses for a three year period in restricted shares of common stock (the “election percentage”.) The number of restricted shares (“TARSAP” shares) awarded to the participant equals the aggregate total of the Executive Officer’s target bonuses for 2004, 2005 and 2006 (collectively, the “Three Year Period”) multiplied by the election percentage, and divided by the grant date market price of the common stock. On March 9, 2004, each of the Executive Officers elected to receive TARSAP shares at a grant date stock price of $15.88. The Executive Officers’ election percentages and corresponding TARSAP shares granted were as follows: Mr. Dyer: 75%, 33,119 shares; Mr. Shivers: 75%, 24,795 shares; Mr. Pelose: 55%, 12,209 shares; Mr. Sickel: 75%, 13,460 shares.

A portion of the TARSAP shares vest on an accelerated basis if the participant earns a bonus in each year of the Three Year Period. For each year that the Executive Officer earns a bonus equal to or greater than his annual target bonus, one-third of the original grant of TARSAP shares vests on the day that the cash portion of such bonus is paid to the Executive Officer. If the bonus in any year of the Three Year Period is less than the Executive Officer’s target bonus, then the one-third accelerated vesting opportunity for that year shall be reduced pro-rata based on the difference between the target bonus and the actual bonus received. Any shares that do not vest on an accelerated basis shall vest on the tenth anniversary of the grant date. However, if a participant’s employment as an officer of the Corporation terminates before the TARSAP shares fully vest, the TARSAP shares shall not vest and shall be forfeited and returned to the Corporation. On January 21, 2005 (for fiscal year 2004), the following number of TARSAP shares vested for each of the Executive Officers: Mr. Dyer — 11,040 shares; Mr. Shivers — 8,265 shares; Mr. Pelose — 4,070 shares; and Mr. Sickel — 2,916 shares. The Compensation Committee believes that the adoption of the TARSAP encourages Executive Officers to invest in the Corporation, thereby aligning the interests of the participants with those of the Corporation’s shareholders.

Based on recommendations contained in the Watson Study, effective in 2005 the Compensation Committee has modified the stock-based incentive award program for the Executive Officers to include three separate components: (1) stock option grants, (2) restricted stock grants, and (3) a management stock purchase program (“MSOP”). The stock option grants will have a seven year term and will vest pro-rata over the four year period from the grant date. The restricted stock grants will “cliff-vest” in seven years, but vesting will accelerate immediately upon the Corporation achieving compounded average net income growth of 15% or greater for four consecutive years after the grant date (using fiscal year 2004 net income as the starting point). The MSOP provides for a matching grant of restricted stock to a participant who owns common stock of the Corporation (subject to a maximum matching grant value of 20% of the participant’s target bonus). The matching MSOP restricted stock will “cliff-vest” in ten years; however, vesting will accelerate to three years if the participant retains ownership of his or her purchased shares for three years from the grant date. The Watson Study suggested that this mix of stock-based awards will improve the competitiveness of the Corporation’s long term incentive plan for its Executive Officers and will better serve to align the overall interests of the Executive Officers with the Corporation’s shareholders.

CEO Compensation. Under his employment agreement, Mr. Dyer is entitled to receive a base salary of at least $275,000 per annum and a minimum target bonus equal to 85% of his base salary. For fiscal 2004, the Corporation paid Mr. Dyer a base salary of $275,000. The bonus earned by Mr. Dyer for 2004 totaled $362,313, representing 132% of his base salary of $275,000. A portion of this bonus was paid in cash ($187,000), and the remainder ($175,313) was allocated to the purchase price of the 11,040 shares that vested on January 21, 2005 under the TARSAP (which shares had a market value of $197,726 on the vesting date). Mr. Dyer was also granted 20,000 stock options in 2004. Mr. Dyer was granted the stock option because of superior performance in managing the Corporation during the year. This grant was made without regard to any other shares owned by Mr. Dyer. Factors considered in arriving at Mr. Dyer’s bonus and stock-based grants for 2004 included the growth and profitability of the Corporation and the leadership exhibited by Mr. Dyer through the Corporation’s first full year as a public company. Under Mr. Dyer’s leadership in 2004, financial results were very strong, asset quality improved, borrowing costs were lowered and several key additions to the management team were made during the year.

In January 2005, the Compensation Committee increased Mr. Dyer’s base salary to $300,000 (effective as of November 2004, the anniversary date of Mr. Dyer’s employment agreement). The factors considered by the Compensation Committee in arriving at this new salary for Mr. Dyer included the financial results posted by the Corporation in 2004 and the recommendations of the Watson Study with respect to the CEO salaries at the comparison group of companies.

The compensation of the CEO is tied to a series of qualitative and quantitative measurements. They include: staff development, strategic planning, asset growth, profitability, credit and asset quality, funding availability and costs, operational efficiencies and financial reporting.

This report is submitted by the members of the Compensation Committee of the Board of Directors:

Kevin J. McGinty (Chairman)

Lawrence J. DeAngelo
Loyal W. Wilson

Compensation Committee Interlocks and Insider Participation

The members of the Corporation’s Compensation Committee are named above. None of these individuals has ever been an officer or employee or the Corporation or any of its subsidiaries and no “compensation committee interlocks” existed during 2004.

Report of the Audit Committee

Management is responsible for the Corporation’s internal financial controls and the financial reporting process. The Corporation’s outside independent registered public accountants, KPMG LLP, are responsible for performing an independent audit of the Corporation’s consolidated financial statements and to express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Corporation, in conformity with generally accepted accounting principles in the United States (“GAAP”). The Audit Committee’s responsibility is to monitor and oversee these processes.

In addition, the Audit Committee meets at least quarterly with our management and outside independent registered public accountants to discuss our financial statements and earnings press releases prior to any public release or filing of the information. Prior to the Corporation’s announcement of its results of operations for the fourth quarter and the year ended December 31, 2004, the Audit Committee met to discuss and approve the announcement of earnings. Subsequent to this announcement, the Corporation determined that its previously filed financial statements should be restated for the years ended December 31, 2003 and December 31, 2002 and for the four quarters of fiscal years 2004 and 2003 because its accounting policy relating to the treatment of “interim rent” did not conform with GAAP, and such restated financials were filed in conjunction with the filing of the Corporation’s financials for the year ended December 31, 2004 on Form 10-K.

The Audit Committee has reviewed and discussed the audited financial statements of the Corporation for the year ended December 31, 2004, with the Corporation’s management. The Audit Committee has discussed with the outside independent registered public accountants the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards, AU §380).

The outside independent registered public accountants provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the outside independent registered public accountants their independence and considered whether the non-audit services provided by the outside independent registered public accountants are compatible with maintaining their independence.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board that the Corporation’s audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission.

This report is submitted by the members of the Audit Committee of the Board of Directors:

John J. Calamari (Chairman)

James W. Wert
Kevin J. McGinty

Independent Registered Public Accountants

Representatives of the Corporation’s independent registered public accountants will be present at the Annual Meeting and will be given the opportunity to make a statement if desired. They will also be available to respond to appropriate questions.

The following sets forth the fees paid to the Corporation’s independent registered public accountants for the last two fiscal years:

	2004	2003

Audit Fees	$759,413	$1,252,464
Audit-Related Fees	13,000	12,500
Tax Fees	101,550	97,000
All Other Fees	0	0

Total	$873,963	$1,361,964

Audit Fees. Consists of fees related to the performance of the audit or review of the Corporation’s financial statements and internal control over financial reporting, including services in connection with assisting the Corporation in its compliance with its obligations under Section 404 of the Sarbanes-Oxley Act and related regulations. This category also includes annual agreed upon procedures relating to servicer reviews and the issuance of term asset-backed securitizations. The amount for 2003 includes approximately $975,000 related to our initial public offering of common stock completed in November 2003.

Audit-Related Fees. Consists of fees related to audits of the Corporation’s 401(k) Plan.

Tax Fees. Consists of assistance rendered in preparation of various state and federal corporate tax returns.

The Audit Committee has the sole authority to consider and approve in advance any audit, audit-related and tax work to be performed for the Corporation by its independent registered public accountants.

Certain Relationships and Related Transactions

The Corporation obtains all of its commercial, healthcare and other insurance coverage through The Selzer Company, an insurance broker located in Warrington, Pennsylvania. Richard Dyer, the brother of Daniel P. Dyer, the Chairman of our Board of Directors and Chief Executive Officer, is the President of The Selzer Company. We do not have any contractual arrangement with The Selzer Company or Richard Dyer, nor do we pay either of them any direct fees. Insurance premiums paid to The Selzer Company totaled $640,000 in 2004.

Joseph Dyer, the brother of Daniel P. Dyer, the Chairman of our Board of Directors and Chief Executive Officer, is a vice president in our treasury group and was paid compensation in excess of $60,000 for such services in 2004.

Shareholder Return Performance Graph

The following graph compares the dollar change in the cumulative total shareholder return on the Corporation’s common stock against the cumulative total return of the Russell 2000 Index, the SNL Specialty Lender Index and the S&P Small Cap 600 Financial Index for the period commencing on November 12, 2003 (using the initial offering price of the Corporation’s stock) and ending on March 31, 2005. The graph shows the cumulative investment return to shareholders based on the assumption that a $100 investment was made on November 12, 2003 in each of the following: the Corporation’s common stock, the Russell 2000 Index, the SNL Specialty Lender Index and the S&P Small Cap 600 Financial Index. We computed returns assuming the reinvestment of all dividends. The shareholder return shown on the following graph is not indicative of future performance.

Marlin Business Services Corp. Common Stock, Russell 2000 Index, SNL Specialty

Lender Index & S&P Small Cap 600 Financial Index Total Return Performance

	11/12/03	12/31/03	03/31/04	06/30/04	09/30/04	12/31/04	03/31/05

Marlin Business Services Corp.	$100.00	$107.74	$103.16	$93.07	$116.16	$117.65	$126.19
Russell 2000	$100.00	$103.18	$109.64	$110.15	$107.01	$122.09	$115.57
SNL Specialty Lender Index	$100.00	$104.99	$112.43	$111.13	$112.01	$125.35	$110.32
S&P Small Cap 600 Financial	$100.00	$104.08	$113.62	$110.79	$116.12	$129.04	$116.36
Source: SNL Financial LC and Standard & Poor’s Investment Services

Section 16(a) Beneficial

Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation’s directors, executive officers and shareholders who beneficially own more than 10% of the Corporation’s outstanding equity stock to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Corporation with the Securities and Exchange Commission. Based on a review of copies of the reports we received and on the statements of the reporting persons, to the best of the Corporation’s knowledge, all required reports in 2004 were filed on time.

Shareholder Proposals

In order to be considered for inclusion in the Corporation’s proxy statement for the annual meeting of shareholders to be held in 2006, all shareholder proposals must be submitted to the Corporate Secretary at the Corporation’s office, 300 Fellowship Road, Mount Laurel, New Jersey, 08054 on or before December 24, 2005.

Additional Information

Any shareholder may obtain a copy of the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2004, including the financial statements and related schedules and exhibits, required to be filed with the Securities and Exchange Commission, without charge, by submitting a written request to the Corporate Secretary, Marlin Business Service Corp., 300 Fellowship Road, Mount Laurel, New Jersey, 08054. You may also view these documents on the investor relation’s section of the Corporation’s website at www.marlincorp.com.

Other Matters

The Board of Directors knows of no matters other than those discussed in this Proxy Statement that will be presented at the Annual Meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ GEORGE D. PELOSE

George D. Pelose
Secretary

Mount Laurel, New Jersey

April 25, 2005

PROXY
MARLIN BUSINESS SERVICES CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
MARLIN BUSINESS SERVICES CORP.

I/We hereby appoint George D. Pelose and Bruce E. Sickel, or any one of them with power of substitution in each, as proxyholders for me/us, and hereby authorize them to represent me/us at the 2005 Annual Meeting of Shareholders of Marlin Business Services Corp. to be held at the Doubletree Hotel, 515 Fellowship Road, Mount Laurel, New Jersey, on May 26, 2005 at 9:00 a.m., and at any adjournment thereof, and at this meeting and any adjournment, to vote, as designated below, the same number of shares as I/we would be entitled to vote if then personally present.

I.	Election of Directors	☐ FOR all nominees listed	☐ WITHHOLD all nominees listed
(except as written to the contrary below)

NOMINEES:	01-Daniel P. Dyer, 02-Gary R. Shivers, 03-John J. Calamari, 04-Lawrence J. DeAngelo, 05-Kevin J. McGinty, 06-James W. Wert, and 07-Loyal W. Wilson

(INSTRUCTION:	To withhold authority to vote for one or more individual nominees, write their name(s) on the line below)

(IT IS IMPORTANT THAT YOU SIGN AND DATE THIS PROXY CARD ON THE OTHER SIDE)

          THIS PROXY, WHEN PROPERLY SIGNED BY YOU, WILL BE VOTED IN THE MANNER YOU DIRECT ON THIS CARD. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED NOMINEES IN THE ELECTION OF DIRECTORS, AND IN THE DISCRETION OF THE PROXYHOLDERS NAMED IN THIS PROXY UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT.

          THIS PROXY MAY BE REVOKED BY YOU AT ANY TIME BEFORE IT IS VOTED AT THE ANNUAL MEETING.

          I/we hereby acknowledge the receipt, prior to the signing of this Proxy, of a Notice of Annual Meeting of Shareholders and an attached Proxy Statement for the 2005 Annual Meeting, and the Annual Report of Marlin Business Services Corp. for the year ended December 31, 2004.

DATE:                                      , 2005

Signature

Signature

Please sign exactly as your name appears above and print the date on which you sign the proxy in the spaces provided above.

If signed on behalf of a corporation, please sign in corporate name by an authorized officer. If signing as a representative, please give full title as such. For joint accounts, only one owner is required to sign.